EXHIBIT 99.4
WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	September 30, 2006
	(Unaudited)	December 31, 2005

ASSETS

REAL ESTATE INVESTMENTS:
Land and land improvements	$50,781	$46,927
Buildings and tenant improvements	656,209	605,559
Construction in progress	1,937	1,610
Acquired lease intangibles	39,179	36,841

Gross real estate investments	748,106	690,937

Accumulated depreciation	(28,306)	(16,238)
Accumulated lease intangible amortization	(12,062)	(6,858)

Accumulated depreciation and amortization	(40,368)	(23,096)

NET REAL ESTATE INVESTMENTS	707,738	667,841

Cash and cash equivalents	11,910	12,014
Prepaid expenses	2,659	979
Receivables on construction and consulting contracts, net of allowance of $12 and $0	510	181
Receivables from tenants, net of allowance of $1,244 and $597	4,513	2,057
Revenues in excess of billings	4	18
Straight-line rent receivable, net of allowance of $104 and $16	8,427	5,071
Deferred financing fees, net of accumulated amortization of $1,114 and $2,120	3,102	2,383
Investment in Windrose Capital Trust I	1,000	—
Escrow deposits and other assets	33,185	11,892

TOTAL ASSETS	$773,048	$702,436

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Secured debt	$417,036	$425,147
Liability to subsidiary trust issuing preferred securities	51,000	—
Unsecured debt	—	10,000
Billings in excess of revenues earned	262	23
Accounts payable and accrued expenses	12,755	8,545
Consulting and construction payables	—	3,360

	September 30, 2006
	(Unaudited)	December 31, 2005

Tenant security deposits and prepaid rents	6,049	6,900
Other liabilities	3,915	4,483

TOTAL LIABILITIES	491,017	458,458

Minority interest	5,799	5,813

SHAREHOLDERS’ EQUITY
Preferred shares of beneficial interest, $.01 par value, 20,000,000 shares authorized, 2,100,000 shares issued and outstanding (liquidation preference $52,500)	21	21
Common shares of beneficial interest, $.01 par value, 100,000,000 shares authorized, 21,123,283 shares and 17,379,162 shares issued and outstanding	211	174
Additional paid in capital	305,372	253,460
Accumulated other comprehensive income	(559)	(12)
Deferred stock compensation	—	(1,182)
Distributions in excess of net income	(28,813)	(14,296)

TOTAL SHAREHOLDERS’ EQUITY	276,232	238,165

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$773,048	$702,436

See accompanying Notes to Condensed Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

RENTAL OPERATIONS:

Rental revenues from continuing operations	$24,717	$11,985	$68,376	$31,725

Operating expenses:
Property taxes	2,469	1,122	5,694	2,859
Property operating expenses	5,859	2,651	15,255	6,848
Depreciation and amortization	5,618	2,820	16,057	7,240

Total operating expenses	13,946	6,593	37,006	16,947

Income from rental operations	10,771	5,392	31,370	14,778

SERVICE OPERATIONS (HADC):
Revenues:
Development and project management fees	512	523	1,436	1,767

Expenses:
Cost of sales and project costs	449	321	1,200	1,076
General and administrative expenses	43	158	298	507

Income (loss) from service operations	20	44	(62)	184

GENERAL AND ADMINISTRATIVE EXPENSES:
Corporate and rental operations	4,006	1,057	7,346	3,076

Operating income	6,785	4,379	23,962	11,886

OTHER INCOME (EXPENSES):
Interest income	66	82	236	120
Interest (expense)	(7,142)	(2,865)	(21,450)	(8,092)
Gain on interest rate swap	—	—	—	68
Other income (expense)	(71)	(42)	(189)	(116)

Total other income (expense)	(7,147)	(2,825)	(21,403)	(8,020)

Income (loss) before income taxes and minority interest	(362)	1,554	2,559	3,866

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Income tax (expense) benefit	(8)	(17)	25	(76)

Income (loss) before minority interest	(370)	1,537	2,584	3,790

Minority interest in income of common unit holders and other subsidiaries	(92)	(21)	(365)	(95)

Net income (loss) from continuing operations	(462)	1,516	2,219	3,695

Net income from discontinued operations, net of minority interest	—	—	—	26

Net gain on sale of discontinued operations, net of minority interest	—	—	—	1,215

Income from discontinued operations	—	—	—	1,241

NET INCOME (LOSS)	(462)	1,516	2,219	4,936

Dividends on preferred shares	991	992	2,943	1,003

Net income (loss) available to common shareholders	$(1,453)	$524	$(724)	$3,933

Net income (loss) from continuing operations (less preferred dividend) per common share:
Basic and diluted	$(0.07)	$0.04	$(0.04)	$0.21

Net income from discontinued operations per common share:
Basic and diluted	$—	$—	$—	$0.09

Net income (loss) per common share:
Basic and diluted	$(0.07)	$0.04	$(0.04)	$0.30

Weighted average number of common shares outstanding	20,948	13,771	19,525	13,101
Weighted average number of common and dilutive potential common shares	20,948	14,175	19,525	13,494
See accompanying Notes to Condensed Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:

NET INCOME	$2,219	$4,936

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:

Depreciation and amortization	16,057	7,240

Rental income associated with above (below) market leases, net	1,039	319
Deferred income taxes	(25)	72
Deferred compensation expense	388	121
(Gain) loss on interest rate swap	—	(68)
Amortization of deferred financing fees	707	507
Amortization of fair value of debt adjustment	(365)	(654)
Minority interest in earnings	365	131
Gain (loss) on sale of real estate	—	(1,250)
Increase (decrease) in cash due to changes in:
Construction receivables (payables), net	(366)	(140)
Straight line rent receivable	(3,255)	(1,346)
Receivables from tenants	(2,350)	617
Interest rate swap liability	—	(162)
Revenue earned in excess of billings	13	—
Billings in excess of revenues earned	239	(40)
Other accrued revenue and expenses	3,944	154
Other current assets	(1,510)	(444)

NET CASH PROVIDED BY OPERATING ACTIVITIES	17,100	9,993

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	(2,388)	(1,956)
Deposits on potential acquisitions	(19,845)	(510)
Acquisition of real estate investments	(55,658)	(48,156)
Development projects	(3,303)	(35,095)
Deferred leasing costs	(105)	(166)
Other deferred costs and other assets	(2,088)	(809)
Proceeds from sale of real estate	—	6,385
Investment in Windrose Capital Trust I	(1,000)	—

NET CASH USED IN INVESTING ACTIVITIES	(84,387)	(80,307)

CASH FLOWS FROM FINANCING ACTIVITIES:

	Nine Months Ended September 30,
	2006	2005
Payments on indebtedness	(45,350)	(2,145)
Draws on line of credit	71,600	38,850
Paydowns on line of credit	(59,750)	(64,285)
Paydowns from mezzanine debt	—	(1,500)
Proceeds from mezzanine debt	—	656
Proceeds from trust preferred financing	50,185	—
Proceeds from bridge loan	7,000	—
Paydowns on bridge loan	(17,000)	—
Proceeds from construction debt	—	29,797
Paydowns on construction debt	(35,033)	—
Proceeds from mortgage debt	60,800	—
Cash dividends to common shareholders	(13,793)	(8,826)
Cash dividends to preferred shareholders	(2,945)	(399)
Cash distributions to minority interest	(557)	(252)
Deferred financing costs	(630)	(633)
Proceeds from issuance of preferred shares, net	—	50,957
Proceeds from issuance of common shares, net	52,656	29,771

NET CASH PROVIDED BY FINANCING ACTIVITIES	67,183	71,991

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(104)	1,677

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12,014	9,013

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$11,910	$10,690

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid, including capitalized interest of $0 and $2,113 for the nine months ended September 30, 2006 and 2005, respectively	$21,792	$10,327

Income taxes paid	$—	$4

Net liabilities (including secured debt) assumed in acquisition of real estate investments	$18,051	$30,905

Reallocation of minority interest	$173	$176

See accompanying Notes to Condensed Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST AND SUBSIDIARIES
Condensed Consolidated Statement of Changes in Shareholders’ Equity
for the Nine Months Ended September 30, 2006
(In Thousands)
(Unaudited)

	PREFERRED SHARES		COMMON SHARES		ADDITIONAL	DISTRIBUTIONS	OTHER	DEFERRED	TOTAL
		PAR		PAR	PAID-IN	IN EXCESS OF	COMPREHENSIVE	STOCK	SHAREHOLDERS’
	SHARES	VALUE	SHARES	VALUE	CAPITAL	NET INCOME	INCOME	COMPENSATION	EQUITY

BALANCES AT DECEMBER 31, 2005	2,100	$21	17,379	$174	$253,460	$(14,296)	$(12)	$(1,182)	$238,165

Comprehensive income:
Net income	—	—	—	—	—	2,219	—	—	2,219
Distributions to preferred shareholders	—	—	—	—	—	(2,943)	—	—	(2,943)
Gain (loss) on interest rate swap	—	—	—	—	—	—	(547)	—	(547)

Comprehensive income (loss) available to common shareholders	—	—	—	—	—	—	—	—	(1,271)

Reallocation of minority interest	—	—	—	—	(173)	—	—	—	(173)
Issuance of common shares, net of offering costs	—	—	3,745	37	52,879	—	—	—	52,916
Issuance of Preferred Shares	—	—	—	—	—	—	—	—	—
Issuance of Preferred Shares — Offering Costs	—	—	—	—	—	—	—	—	—
Stock-based stock compensation	—	—	(1)	—	(794)	—	—	1,182	388
Dividends distributed	—	—	—	—	—	(13,793)	—	—	(13,793)

BALANCES AT SEPTEMBER 30, 2006	2,100	$21	21,123	$211	$305,372	$(28,813)	$(559)	$—	$276,232

See accompanying Notes to Condensed Consolidated Financial Statements

WINDROSE MEDICAL PROPERTIES TRUST
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. FINANCIAL STATEMENTS
     The interim condensed consolidated financial statements included herein have been prepared by Windrose Medical Properties Trust (“Windrose” or the “Company”) without audit, except for the condensed consolidated balance sheet as of December 31, 2005, which was derived from audited consolidated financial statements. The statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and in accordance with Rule 10-01 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
     The preparation of the interim condensed consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.
2. THE COMPANY
Overview
     The Company was formed to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, ambulatory surgery centers, outpatient treatment and diagnostic facilities, and specialty hospitals and other treatment centers. The Company had no operations prior to its initial public offering on August 16, 2002. The Company’s rental operations are conducted through Windrose Medical Properties, LP (“Windrose OP” or the “Operating Partnership”). The Company is the sole general partner of the Operating Partnership and owned approximately 98.4% of the Operating Partnership as of September 30, 2006. The condensed consolidated financial statements include the accounts of the Company, the Operating Partnership and their majority-owned subsidiaries.
     The Company also conducts third party facility planning, project management, medical equipment planning and implementation services and related activities through Hospital Affiliates Development Corporation (“HADC”), a wholly-owned taxable REIT subsidiary (“TRS”) of the Operating Partnership.
Significant Changes and Events
     On September 13, 2006, the Company and Health Care REIT, Inc. announced a definitive merger agreement whereby the Company will merge with and into a wholly-owned subsidiary of Health Care REIT, Inc. (“Health Care REIT”). The transaction will be consummated through the issuance of Health Care REIT, Inc. common stock in exchange for the Company’s outstanding common shares and partnership interests in the Operating Partnership and a new series of preferred stock with substantially similar terms to the Company’s preferred shares and the assumption of the Company’s liabilities. The Company anticipates that the merger will close near the end of the fourth quarter of 2006.
3. NET INCOME PER COMMON SHARE
     Basic net income per common share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income per common share is computed by dividing the sum of net income available to common shareholders and minority interest in income of common unit holders, by the sum of the weighted average number of common shares and common units outstanding and dilutive potential common shares issuable for the period based on the treasury stock method. The common shares issuable upon conversion of the Company’s Series A cumulative convertible preferred shares are anti-dilutive (i.e., would increase net income per common share) and, therefore, are not included in the calculation of dilutive potential common shares issuable for the three and nine months ended September 30, 2005.
     Due to the net loss for the three and nine months ended September 30, 2006, loss per share, basic and dilutive common shares are the same since the effect of potential common shares would have an anti-dilutive effect. The following table reconciles the components of basic and diluted net income per common share for the three and nine months ended September 30, 2005 (in thousands):

	Three months ended	Nine months ended
	September 30,	September 30,
	2005	2005
Net income available to common shareholders	$524	$3,933

Minority interest in income of common unit holders	14	106

Diluted net income available to common shareholders	$538	$4,039

Weighted average number of common shares outstanding	13,771	13,101
Weighted average number of common units outstanding	343	343
Dilutive common shares issuable upon exercise of options	56	47
Dilutive common shares for unvested restricted shares granted	5	3

Weighted average number of common shares and dilutive common shares	14,175	13,494

(1)	The outstanding common units of limited partnership interest in the Operating Partnership included in the diluted net income per common share calculation have no effect on the net income per share amounts since the income allocated to the minority interest holder is added back to net income. In calculating net income per diluted common share, the number of common shares would increase by the weighted average common units outstanding, and net income would also increase at a proportionate rate. Thus, there would be no change to diluted net income per common share.
4. STOCK BASED COMPENSATION
     Prior to January 1, 2006, the Company accounted for its stock-based employee compensation arrangements under the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), as allowed by SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148”). As a result, no expense was recognized for options to purchase the Company’s common shares that were granted with an exercise price equal to fair market value at the date of grant. In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004) Share-Based Payment (“SFAS No. 123R”), which replaces SFAS No. 123 and supersedes APB No. 25. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period after December 15, 2005. Subsequent to the effective date, the pro forma disclosures previously permitted under SFAS No. 123 are no longer an alternative to financial statement recognition. For purposes of pro forma disclosure, the estimated fair value of the stock awards, as prescribed by SFAS No. 123, would have been amortized to expense over the vesting period of such awards as shown in the following table (in thousands, except per share data):

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2005	2005
Net income as reported	$524	$3,933
Deduct: Total stock based compensation expense determined under the fair value method for all awards	(29)	(81)

Net income as adjusted	$495	$3,852

Pro forma net income per share
As reported	$0.04	$0.30
Pro forma	$0.04	$0.29

     Effective January 1, 2006, the Company adopted SFAS 123R using the modified prospective method. Under this method, compensation cost recognized during the three and nine months ended September 30, 2006 includes the compensation cost for all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimate in accordance with the original provisions of SFAS No. 123, and the compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R amortized on a straight-line basis over the options’ vesting period. As a result of adopting SFAS No. 123R on January 1, 2006, the Company’s net income was lower by approximately $72,000 and $124,000 for the three and nine months ended September 30, 2006, respectively, than had the Company continued to account for stock-based employee compensation under APB No. 25. There was no effect on basic and diluted earnings per common share as a result of the adoption of SFAS No. 123R. The adoption of SFAS No. 123R had no impact on cash flows from operating or financing activities.
Stock Option Plan
     Over time, the Company has utilized various features of its stock-based compensation program, the key components of which are further described below. The primary active stock-based compensation program is the 2002 Stock Incentive Plan, which was amended and restated, effective as of May 18, 2006 (the “2002 Plan”). All stock-based compensation programs are administered by the Board of Trustees or its Compensation Committee. The 2002 Plan reserves for issuances an aggregate of 2.0 million common shares, of which approximately 1.1 million were available for future awards under the 2002 Plan as of September 30, 2006.
     The compensation expense for stock options for the three and nine months ended September 30, 2006 was approximately $72,000 and $124,000, respectively. All options granted to employees, including executive officers, vest ratably in five annual installments commencing on the grant date except for: (1) options to purchase 35,068 common shares issued to executive officers on August 16, 2002 (50% of which vested on the grant date and 50% of which vested on the first anniversary of the grant date); (2) options to purchase 21,466 common shares issued to executive officers on August 16, 2002 (8,333 of which vested on the grant date, 8,333 of which vested on the first anniversary of the grant date, and 1,600 of which vested in each of the following three years); (3) options to purchase 50,000 common shares issued to executive officers on August 5, 2003 (50% of which vested on the date of grant and 50% of which vested on August 5, 2004); and (4) options to purchase 50,000 common shares issued to executive officers on August 1, 2004 (50% of which vested on the date of grant and 50% of which vested on August 1, 2005). All stock options granted have a 10 year contractual term.
     Options granted to trustees vest ratably in two equal annual installments beginning on the first anniversary of the grant date, except for options to purchase 6,000 common shares issued to trustees on August 16, 2002, which were fully vested on the grant date.
     The fair value of the options granted during the nine months ended September 30, 2006 and 2005 was determined using the Black-Scholes option-pricing model with the following assumptions:

	For the nine months ended September 30,
	2006	2005
Dividend yield of options granted on July 26, 2005 with expected life of five years	—	8.00%
Dividend yield of options granted on July 26, 2005 with expected life of seven years	—	8.00%
Dividend yield of options granted on March 1, 2006 with expected life of eight years	6.00%	—
Dividend yield of options granted on August 1, 2006 with expected life of eight years	6.25%	—
Volatility of options granted on July 26, 2005 with expected life of five years	—	19.89%
Volatility of options granted on July 26, 2005 with expected life of seven years	—	19.89%
Volatility of options granted on March 1, 2006 with expected life of eight years	18.85%	—
Volatility of options granted on August 1, 2006 with expected life of eight years	18.52%	—
Risk-free interest rate of options granted on July 26, 2005 with expected life of five years	—	4.15%
Risk-free interest rate of options granted on July 26, 2005 with expected life of seven years	—	4.15%
Risk-free interest rate of options granted on March 1, 2006 with expected life of eight years	4.45%	—
Risk-free interest rate of options granted on August 1, 2006 with expected life of eight years	4.92%	—
Expected life of options with one year vesting period	5 years	5 years
Expected life of options with four year vesting period	8 years	7 years
Weighted-average fair value per share of all options granted	$1.39	$1.64

     The risk-free interest rate assumption is based upon interest rates appropriate for the term of the Company’s employee stock options. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts. The computation of expected volatility for the valuation of stock options granted during the nine months ended September 30, 2006 is based on historical volatility. The expected life of employee stock options represents the period the stock options are expected to remain outstanding.
     A summary of the status of the Company’s shares issuable upon exercise of options as of September 30, 2006, and changes during the nine months ended September 30, 2006, follows:

			Weighted Average
	Shares Issuable		Remaining	Aggregate Intrinsic
	Upon Exercise of	Weighted Average	Contractual Term	Value (in
	Options	Exercise Price	(years)	thousands)
Outstanding, at December 31, 2005	550,866	$13.36
Granted	151,200	14.71
Exercised	(9,800)	12.00
Forfeited	(11,500)	13.76

Outstanding, at September 30, 2006	680,766	$13.67	8.38	$2,723

Shares represented by exercisable options, at September 30, 2006	340,046	$12.82	7.56	$1,653

Shares represented by fully-vested options and options expected to vest	624,739	$13.67	8.38	$2,499

Weighted average fair value of options granted during the period	$1.49

     The total fair value of shares vested was approximately $175,000 and $126,000 for the nine months ended September 30, 2006, and 2005, respectively.
     Total unrecognized compensation expense for non-vested restricted common shares was approximately $915,000 as of September 30, 2006. Total unrecognized compensation expense for non-vested stock options was approximately $375,000 as of September 30, 2006.
     The amount of cash received from the exercise of stock options was approximately $118,000 and $815,000 for the nine months ended September 30, 2006 and 2005, respectively.
     The intrinsic value of stock options exercised in the nine months ended September 30, 2006 was approximately $28,000. The intrinsic values of stock options exercised were based on the closing prices of the Company’s common shares on the dates of the exercise.
Restricted Shares
     From time to time, the Company awards restricted common shares under the Company’s 2002 Plan to trustees, executive officers and employees, which generally vest over one to eight years provided the recipient remains in continuous employment with the Company. Holders of restricted common shares receive dividends on the vested and unvested portions of their restricted common shares. Upon vesting, shares are certificated. The Company recognizes compensation expense over the vesting period equal to the fair market value of the shares on the date of issuance, which is adjusted by the estimated forfeiture calculation, in accordance with SFAS No. 123R. In the nine months ended September 30, 2006, 1,200 restricted common shares were granted to an executive. These restricted common shares vest ratably in three equal annual installments on October 1, 2006, 2007, and 2008. In the nine months ended September 30, 2006, 3,350 restricted common shares were forfeited. The compensation expense for restricted common shares for the three and nine months ended September 30, 2006 was approximately $95,000 and $285,000, respectively. The compensation expense for restricted common shares for the three and nine months ended September 30, 2005 was approximately $28,000 and $121,000, respectively. The weighted average grant date fair value per share granted during the nine months ended September 30, 2006 was $14.84. Under these awards, 98,000 shares were outstanding, of which 74,200 were unvested, as of September 30, 2006.
     A summary of the status of the Company’s restricted common shares as of September 30, 2006 and changes during the nine months ended September 30, 2006, follows:

	Restricted	Weighted Average
	Common Shares	Grant Date Fair Value
Unvested, at December 31, 2005	82,450	$14.56
Granted	1,200	14.84
Vested	(6,100)	14.56
Unvested shares forfeited	(3,350)	14.76

Unvested, at September 30, 2006	74,200	$14.56

5. FINANCIAL INSTRUMENTS
     The Company is exposed to capital market risk, such as changes in interest rates. In order to manage the volatility relating to interest rate risk, the Company may enter into interest rate hedging arrangements from time to time. The Company does not utilize derivative financial instruments for trading or speculative purposes. The Company accounts for derivative instruments under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (“SFAS 138”).
     As of September 30, 2006, the Company had the following interest rate swap contracts that met the criteria of SFAS 133 to qualify for hedge accounting:
•	On June 14, 2006, the Company entered into an interest rate swap contract with a notional amount of approximately $14.6 million as a hedge to effectively fix the rate on a secured loan assumed with the acquisition of a medical office building in Delray Beach, Florida. The interest rate swap qualified for hedge accounting under SFAS 133; therefore, changes in fair value are recorded as other comprehensive income. The fair value of the interest rate swap was a liability of approximately $62,000 as of September 30, 2006.

•	On June 13, 2006, the Company entered into an interest rate swap contract with a notional amount of $18.0 million as a hedge to effectively fix the rate on a loan secured by three medical office buildings located in Birmingham, Alabama. The interest rate swap qualified for hedge accounting under SFAS 133; therefore changes in fair value are recorded in other comprehensive income. The fair value of the interest rate swap was a liability of approximately $161,000 as of September 30, 2006.

•	On March 15, 2006, the Company entered into two interest rate swap contracts with notional amounts of $19.0 million and $17.0 million as a hedge to effectively fix the rate on loans secured by a hospital and a specialty medical office building, respectively, both located in Bellaire, Texas. The interest rate swaps qualify for hedge accounting under SFAS 133; therefore, changes in fair value are recorded in other comprehensive income. The fair values of the interest rate swaps were liabilities of approximately $193,000 and approximately $173,000, respectively, as of September 30, 2006.

•	On November 1, 2005, the Company entered into an interest rate swap with a notional amount of $6.5 million as a hedge to effectively fix the rate on a secured loan assumed with the acquisition of a specialty medical office building in Lakewood, California. The interest rate swap qualified for hedge accounting under SFAS 133; therefore, changes in fair value are recorded in other comprehensive income. The fair value of the interest rate swap was an asset of approximately $31,000 as of September 30, 2006.
     In February 2004, the Company entered into an interest rate swap with a notional amount of $23.0 million as a hedge to effectively fix the rate on a secured loan assumed with the acquisition of a specialty medical office building in Voorhees, New Jersey. The swap qualified for hedge accounting under SFAS 133; therefore, changes in fair value were recorded in other comprehensive income. The interest rate swap matured during 2005 and was not renewed.
     In addition, an interest rate swap was acquired in connection with the acquisition of the Urology Center of the South, and the debt related to the swap was retired at the time of the acquisition. Therefore, the swap did not qualify for hedge accounting. At the time the associated debt was retired, the breakage fee for the swap was approximately $400,000, and the Company recorded this amount as a liability. This interest rate swap was settled on March 4, 2005 at a price of approximately $200,000, resulting in an additional gain during the first quarter of 2005 of approximately $70,000.
     The Company consolidated the operations of two partnerships in its consolidated financial statements for the year ended December 31, 2005. These partnerships are partially owned by unaffiliated parties that have non-controlling interests. SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”), requires the disclosure of the estimated settlement value of the non-controlling interests in these consolidated partnerships. As of September 30, 2006, the estimated settlement value of the non-controlling interests in these consolidated partnerships was approximately $4.0 million, as compared to approximately $212,000 minority interest liability reported in our financial statements for these partnerships.
6. REAL ESTATE INVESTMENTS
     As of September 30, 2006, the Company owned 92 buildings consisting of approximately 3.5 million rentable square feet, which included 74 medical office buildings, four outpatient treatment diagnostic centers, seven ambulatory surgery centers/physician group practice clinics, one specialty hospital and treatment center and six commercial office buildings. The Company also owns two undeveloped parcels of land.
     The Company utilizes the guidelines established under the Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires the Company to report in discontinued operations the results of operations of a property which has either been disposed or is classified as held-for-sale, unless certain conditions are met.
     The following table illustrates the operations for the three and nine months ended September 30, 2006 and 2005 of a building sold on February 2, 2005 and included in discontinued operations for such period (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Statement of operations:
Revenues	$—	$—	$—	$54
Expenses:
Operating	—	—	—	18
Real estate taxes	—	—	—	9

Operating income	—	—	—	27
Minority interest expense operating	—	—	—	(1)

Income from discontinued operations, before gain on sale	—	—	—	26

Gain on sale of property, net of minority interest	—	—	—	1,215

Income from discontinued operations	$—	$—	$—	$1,241

7. RELATED PARTIES AND OTHER TRANSACTIONS
     In the normal course of business and, in management’s opinion, at terms comparable to those available from unrelated third parties, the Company has engaged in transactions with certain affiliates from time to time.
     The Company, through its Operating Partnership, has an overhead sharing agreement with Klipsch Audio, Inc. The Company’s Chairman and Chief Executive Officer, Fred S. Klipsch, serves as Chairman of the Board of Klipsch Audio, Inc. The Company’s President, Chief Operating Officer and Treasurer, Frederick L. Farrar currently maintains the title of Executive Vice President of, but has no daily responsibilities to, Klipsch Audio, Inc. Under this agreement, Klipsch Audio, Inc. provides the Company with executive office space and certain office support services in exchange for monthly payments of $17,500. The term of this agreement is for one year and renews automatically for an additional year on each anniversary of its effective date unless either party provides notice to the other party 90 days prior to the expiration of the current term. The Company also paid Klipsch Audio, Inc. approximately $10,505 per month to lease office space for certain business units within the Company during 2005. Effective in the second quarter of 2006, the total monthly lease payments increased to approximately $16,900 per month, reflecting the expansion of the Company into additional office space. The Company also pays approximately $3,000 per month to Klipsch Audio, Inc. for human resources and employee search services. The Company also occasionally uses a private aircraft partially owned by a company affiliated with the Company’s Chairman and Chief Executive Officer, usually for financing and acquisition activities. The Company pays an hourly rate for its use of the aircraft. The Company also pays this company certain miscellaneous pass through expenses on a monthly basis.
     HADC provides property management services to a third party entity, Sumner Medical Plaza, L.L.C., in which certain of our executive officers, including Messrs. Klipsch, Farrar and McCoin, have an ownership interest. Mr. McCoin, Executive Vice President of the Company, serves as President and Chief Executive Officer of HADC. Mr. Farrar, President, Chief Operating Officer and Treasurer of the Company, also serves as Chairman of the Board of HADC.
     National Healthcare Associates (“NHA”), a consulting firm that is owned by the wife of Mr. McCoin, performs consulting services for HADC. Contract approval is required from the Company’s Chief Executive Officer and Chief Operating Officer.
8. LEASING
     The following table displays the Company’s portfolio of in-service leases, which contain escalation provisions and provisions requiring tenants to pay their pro rata share of operating expenses. The leases typically include renewal options, and all are classified and accounted for as operating leases.
     At September 30, 2006, future minimum rentals to be received during the next five years (and thereafter) under existing non-cancelable leases, excluding tenants’ current pro rata share of operating expenses, are as follows (in thousands):

Year	Future Minimum Rentals
2006	$19,464
2007	70,464
2008	56,491
2009	48,419
2010	43,569
Thereafter	216,327

Total	$454,734

9. CONCENTRATION OF CREDIT RISK
     Although the Company had no tenant that leased more than 10% of its total rentable square footage as of September 30, 2006, the Company does have a significant number of properties located in two geographic locations. Approximately 20% and 8% of the Company’s rentable square footage is located in Southern Florida (in proximity to West Palm Beach, Florida) and in the Houston, Texas metropolitan area, respectively. The Southern Florida area represented approximately 23% and 22% of the Company’s total rental revenue for the three and nine months ended September 30, 2006, respectively. The Houston, Texas metropolitan area represented approximately 11% of the Company’s total rental revenue for both the three and nine months ended September 30, 2006. As a result, localized adverse events or conditions, such as economic recession, overbuilding in the local real estate markets or severe weather could have a significant adverse effect on the operations of these properties, and ultimately on the amounts available for distribution to shareholders.
10. INDEBTEDNESS
$125.0 Million Secured Revolving Credit Facility with Health Care REIT
     On September 12, 2006, Windrose OP entered into a loan agreement, dated as of September 12, 2006, with Health Care REIT, pursuant to which Health Care REIT has agreed to provide Windrose OP with a $125.0 million secured revolving line of credit. If the proposed merger between Health Care REIT and Windrose, which is discussed above in Note 2, “The Company — Significant Changes and

Events,” does not close by January 10, 2007 and certain other conditions are satisfied, the maximum amount of this revolving credit facility may be increased, at Windrose OP’s option, to $150.0 million. Windrose OP’s obligations under the revolving credit facility have been guaranteed by Windrose pursuant to an unconditional and continuing guaranty, dated as of September 12, 2006, between Windrose and Health Care REIT.
     Interest accrues on the principal amount outstanding under the revolving credit facility at a rate equal to LIBOR plus 2.5%, subject to adjustment (as discussed below) (the “Stated Interest Rate”). Except as discussed below, the revolving credit facility requires the monthly payment of interest only at a rate equal to LIBOR plus 1.6% (the “Current Interest Rate”). If Windrose and Health Care REIT complete the merger, Windrose OP will be obligated to repay the outstanding principal balance of the loan, accrued and unpaid interest at a rate equal to the Current Interest Rate and all other amounts payable by Windrose OP in cash at closing. Additionally, if the merger is completed, Windrose OP will not be required to repay the amount of interest equal to the difference between the amount of interest accrued at the Stated Interest Rate minus the amount of interest accrued at the Current Interest Rate.
     If the merger agreement between Windrose and Health Care REIT is terminated for any reason, the Stated Interest Rate will be increased by 0.2% beginning on the date that is 91 days after the date the merger agreement is terminated. The Stated Interest Rate will continue to increase by 0.2% each month beginning in the second full month after the date that is 91 days after the date the merger agreement is terminated. Upon the termination of the merger agreement, the principal amount outstanding under the revolving credit facility and accrued and unpaid interest will be repaid as follows:
•	If the merger agreement is terminated because of a superior acquisition proposal (as defined in the merger agreement) or because Windrose’s Board of Trustees made an adverse recommendation (as defined in the merger agreement), the loan will be repaid in full upon the earlier of: (i) the execution of a competing agreement for a superior acquisition proposal; (ii) the completion of an acquisition proposal (as defined in the merger agreement); or (iii) in the case of an adverse recommendation, the date the merger agreement is terminated.

•	If the merger agreement is terminated at any time when a acquisition proposal has been made, the loan will be repaid in full upon the earliest of: (i) the execution of a definitive agreement for any acquisition proposal; (ii) completion of any acquisition proposal; or (iii) 12 months after the date the merger agreement is terminated.

•	If the merger agreement is terminated for any other reason and no acquisition proposal has been made, the loan will be repaid in full in cash on the date that is 12 months after the date the merger agreement is terminated except that Windrose OP may, at its option, repay up to 40% of the loan by issuing preferred units of limited partnership interest in Windrose OP to Health Care REIT.
     Windrose OP may prepay all or any portion of the outstanding principal balance of the loan, all accrued and unpaid interest and all other amounts payable by Windrose OP without payment of any prepayment fee. In addition, the Loan Agreement contains customary events of default. Whenever any event of default occurs, Health Care REIT may, among other remedies, declare the outstanding principal balance of the loan, all accrued and unpaid interest and all other amounts payable by Windrose OP under the revolving credit facility immediately due and payable, without notice. All such amounts will bear interest at the default rate, which is equal to the Stated Interest Rate plus 4.0% per annum, from the date of the event of default until paid.
     Pursuant to the terms of the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing (the “Mortgage”), Windrose OP has granted Health Care REIT a lien on and security interest in certain real estate assets acquired by Windrose OP with borrowings under the revolving credit facility. The Mortgage also provides that if the credit facility with The Huntington National Bank described below is terminated, Windrose OP will grant Health Care REIT a lien on and security interest in the property securing the indebtedness under the Huntington credit facility.
     As of September 30, 2006, there was no outstanding balance under the revolving credit facility with Health Care REIT.
Secured Revolving Credit Facility and Unsecured Line of Credit
     On September 19, 2006, Windrose OP entered into the Third Amended and Restated Secured Revolving Credit Agreement (the “New Credit Agreement”) with the Huntington National Bank (“Huntington”), which amended and restated the Second and Amended Secured Revolving Credit Agreement with Huntington (the “Old Credit Agreement”). The New Credit Agreement provides for two loan facilities: (1) a secured revolving credit facility in an amount not to exceed $50.0 million, subject to increase as discussed below, for the acquisition and development of real estate assets and for working capital purposes (the “Revolving Facility”), and (ii) an unsecured line of credit in an amount not to exceed $3.0 million for the issuance of letters of credit (the “LOC Facility”). The Revolving Facility matures on September 30, 2007. However, the Revolving Facility’s maturity date may be extended to September 30, 2008 if Windrose OP is not in default and pays Huntington an extension fee in the amount of 0.25% of the maximum principal amount of the Revolving Facility. Amounts borrowed under the LOC Facility are due and payable on demand and, in any event, not later than the applicable maturity date of the Revolving Facility.
     The Revolving Facility contains an accordion feature that permits Windrose OP to request an increase in the size of the revolving Facility to $70 million to the extent that Huntington or any other participating lenders elect to increase their commitments under the Revolving

Facility, provided that Windrose OP may not request an increase in the aggregate principal amount of the Revolving Facility if an event of default has occurred and is continuing.
     Amounts borrowed under the Revolving Facility up to $38.5 million bear interest, at Windrose OP’s option, at an annual rate of either LIBOR plus 1.5%, or a rate equal to Huntington’s prime rate. Amounts borrowed under the Revolving Facility in excess of $38.5 million bear interest, at Windrose OP’s option, at an annual rate of either LIBOR plus 1.75%, or a rate equal to Huntington’s prime rate. The LOC Facility will bear interest at an annual rate equal to Huntington’s prime rate. The Revolving Facility is collateralized by a secured asset pool consisting of certain real estate assets owned by special purpose entities controlled by Windrose OP’s future subordinated indebtedness and are absolutely and unconditionally guaranteed by Windrose pursuant to the Third Amended and Restated Guaranty, dated as of September 19, 2006, made by Windrose to and for the benefit of Huntington (the “New Guaranty”).
     The New Credit Agreement contains customary representation and warranties. In addition, the New Credit Agreement limits Windrose OP’s ability to, among other things, change the nature of its business, incur indebtedness, create liens, engage in mergers, consolidations or certain other transactions, or enter into, modify, amend, alter, terminate, or cancel any “Major Lease” (as defined in the New Credit Agreement) for a property that collateralizes the Revolving Facility. The New Credit Agreement contains certain customary events of default that generally give the lenders the right to accelerate payments of outstanding debt, including but not limited to the following; failure to maintain required financial covenant ratios, as described below; failure to make any payment when due within 10 days of its due date; occurrence of certain insolvency proceedings with respect to Windrose OP, Windrose or a subsidiary thereof; a change of control of Windrose OP and Windrose; Windrose’s dividends exceed 100% of its funds from operations as determined in accordance with the National Association of Real Estate Investment Trust’s definition of the term in any calendar year; the aggregate occupancy of the properties that collateralize the Revolving Facility is less than 85%; or if Fred Klipsch shall cease to be Chairman and Chief Executive Officer of Windrose or Fred Farrar shall cease to be President and Chief Operating Officer of Windrose OP and replacement(s) acceptable to the lenders are not in place within 90 days.
     Under the New Credit Agreement, Windrose OP, and in certain cases in conjunction with Windrose and Windrose OP’s subsidiaries on a consolidated basis, must comply with certain financial covenants including the following: (i) a leverage ratio less than 70%, (ii) a minimum tangible net worth greater than $120 million plus 75% of additional net proceeds of future stock sales, (iii) a debt service coverage ratio greater than 1.8 to 1.0 during any calendar quarter and (iv) a debt service coverage ratio for the Revolving Facility greater than 1.4 to 1.0. Windrose, Windrose OP and their subsidiaries are also limited to incurring recourse indebtedness in an amount not to exceed 30% of the total current value of their assets on a consolidated basis.
     As of September 30, 2006, Windrose OP was in default of one covenant due to significant expenses incurred during the third quarter of 2006 and related to the pending merger with Health Care REIT; however, Huntington has waived compliance for the quarter. There was $50.0 million outstanding under this credit facility as of September 30, 2006.
Secured Working Capital Line of Credit
     The Company has a $4.0 million secured credit facility with Regions Bank, secured by the first mortgage on the 310 25th Avenue medical office building located in Nashville, Tennessee. Amounts borrowed under the secured credit facility have a variable interest rate of LIBOR plus 1.5% (6.83% at September 30, 2006). The maturity date of this loan was extended to January 2007. There was $4.0 million outstanding under this credit facility as of September 30, 2006.
Secured Term Loans
     On March 27, 2006, a property-level subsidiary of the Company entered into a $19 million secured term loan with Charter One Bank, N.A. (“Charter One”). The proceeds from the loan were used to pay off the outstanding balance of a $24 million secured construction loan incurred in connection with the development of the Foundation Surgical Hospital (the “Foundation Hospital Loan”). The loan is secured by a first mortgage on Foundation Surgical Hospital and requires regular scheduled payments of principal and interest. The loan is fixed through an interest rate swap (5.21% at September 30, 2006) effective September 5, 2006. This loan has a maturity date of March 27, 2011. There was $19 million outstanding under this secured term loan as of September 30, 2006.
     On March 27, 2006, a property-level subsidiary of the Company entered into a $17 million secured term loan with Charter One. The proceeds from the loan were used to pay off the outstanding balance of an $18 million secured construction loan incurred in connection with the development of the Foundation Professional Office Building (the “Foundation Office Building Loan”). The loan is secured by a first mortgage on Foundation Professional Office Building and requires regular scheduled payments of principal and interest. The loan is fixed through an interest rate swap (5.21% at September 30, 2006) effective September 5, 2006. This loan has a maturity date of March 27, 2011. There was $17 million outstanding under this secured term loan as of September 30, 2006.
Construction Loan Facility

     On March 29, 2006, a property-level subsidiary of the Company repaid in full the outstanding principal and interest and terminated the $24 million Foundation Hospital Loan made by The Huntington National Bank, LaSalle National Association, and KeyBank National Association. In addition, a property-level subsidiary of the Company repaid in full the outstanding principal and interest and terminated the $18 million Foundation Office Building Loan made by The Huntington National Bank, LaSalle National Association, and KeyBank National Association.
Senior Unsecured Bridge Loan
     On March 24, 2006, the Company repaid all outstanding indebtedness under a senior unsecured bridge loan, totaling approximately $17.1 million. Upon repayment of this indebtedness, the bridge loan was terminated.
Trust Preferred Securities
     On March 24, 2006, the Operating Partnership’s wholly-owned subsidiary, Windrose Capital Trust I (the “Trust”), completed the issuance and sale in a private placement of $50 million in aggregate principal amount of fixed/floating rate preferred securities (the “Trust Preferred Securities”). The Trust Preferred Securities mature on March 30, 2036, are redeemable at the Company’s option beginning March 30, 2011, and require quarterly distributions of interest by the Trust to the holders of the Trust Preferred Securities. The Trust Preferred Securities bear a fixed rate per annum equal to 7.22% through March 30, 2011, and a variable rate per annum equal to LIBOR plus 2.05% thereafter.
     The Operating Partnership purchased the common stock of the Trust (the “Common Securities”) for $1.0 million. The Trust used the proceeds from the sale of the Trust Preferred Securities together with the proceeds from the sale of the Common Securities to purchase $51 million in aggregate principal amount of unsecured fixed/floating junior subordinated notes due March 30, 2036 issued by the Operating Partnership (the “Junior Subordinated Notes”). The Operating Partnership received approximately $49 million in net proceeds, after the payment of fees and expenses, from the sale of the Junior Subordinated Notes to the Trust. The Operating Partnership used approximately $17.1 million of the net proceeds to repay all outstanding indebtedness under the bridge loan described above.
     In accordance with FASB Interpretation No. 46(R) Consolidation of Variable Interest Entities, the Company has not consolidated the Trust because the Operating Partnership is not considered the primary beneficiary.
Mortgage Debt
     On September 29, 2006, a property-level subsidiary of the Company entered into a $6.8 million secured term loan with The Huntington National Bank. The loan is secured by a first mortgage on the Clearlake Rehabilitation Hospital located in Webster, TX and requires regular scheduled payments of principal and interest. Amounts borrowed under the secured term loan have a variable interest rate of LIBOR plus 1.4% (6.72% at September 30, 2006). This loan has a maturity date of September 29, 2011. There was $6.8 million outstanding under this secured term loan as of September 30, 2006.
     The following is a summary of the book value of outstanding mortgage debt, excluding the lines of credit and Trust Preferred Securities mentioned above, as of September 30, 2006 (in thousands):

September 30, 2006 (1)
Fixed rate secured debt, weighted average interest rate of 6.25% at September 30, 2006, maturity dates ranging from 2006 to 2027	$283,175

Variable rate secured swapped debt, weighted average interest rate of 5.28% at September 30, 2006, maturity date of 2010	75,124

Variable rate secured debt, interest rate of 6.72% at September 30, 2006, maturity date of 2011	6,800

Total	$365,099

(1)	Included in the amounts shown as outstanding are fair value adjustments included in the principal amounts outstanding and amortized over the life of the loans. The fair value assigned to fixed-rate debt at the date of acquisition was based on market interest rates ranging from

5.85% to 6.90%. The current unamortized total of the fair value of debt for all outstanding debt on all fixed rate acquisition loans as of September 30, 2006 is approximately $2.1 million. The total unpaid principal as of September 30, 2006 was approximately $470.1 million.
     At September 30, 2006, scheduled amortization and maturities of indebtedness, exclusive of debt premiums, including lines of credit, for the next five years and thereafter follows (in thousands):

Year of Maturity	Scheduled Payments
2006	$5,324
2007	59,911
2008	50,607
2009	30,697
2010	38,215
Thereafter	285,345

Total	$470,099

11. SEGMENT REPORTING
     The Company is engaged in two operating segments: the ownership and rental of specialty medical facilities (“Rental Operations”), and the provision of various real estate services such as third party facility planning, project management, medical equipment planning and implementation services and related activities through its taxable REIT subsidiary, HADC (“Service Operations”). The Company’s reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise.
     To reconcile to total assets, non-segment assets consist of corporate assets including cash, deferred financing costs and other assets. The revenues for each of the reportable segments for the three and nine months ended September 30, 2006 and 2005, and the assets for each of the reportable segments as of September 30, 2006 and December 31, 2005, are summarized as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
REVENUES
Rental operations:
Rental income	$24,717	$11,985	$68,376	$31,725
Service operations:
Development and project management fees	512	523	1,436	1,767

Consolidated revenue from continuing operations	25,229	12,508	69,812	33,492

Discontinued operations	—	—	—	54

Consolidated revenue	$25,229	$12,508	$69,812	$33,546

	September 30, 2006	December 31, 2005
Assets:
Rental Operations	$757,353	$686,906
Service Operations	1,182	694

Total Segment Assets	758,535	687,600
Non-Segment Assets	14,513	14,836

Consolidated Assets	$773,048	$702,436

12. SHAREHOLDERS’ EQUITY
     The Company periodically accesses the public equity markets to fund the development and acquisition of additional rental properties or to pay down debt.
     On April 1, 2005, the Company filed a registration statement to expand its Dividend Reinvestment Plan (“DRIP”) to include a direct stock purchase feature. On January 24, 2006, the Company filed a new registration statement to register 4.0 million additional shares under the DRIP. Newly issued common shares purchased under the DRIP directly from the Company will be purchased at a 3% discount from the average market price at the time of purchase with the Company having the authority to change the discount at any time. During the three months and nine ended September 30, 2006, the Company sold approximately 236,000 and approximately 1.0 million shares, respectively, under this plan and received net proceeds of approximately $3.4 million and approximately $14.9 million, respectively. As of September 30, 2006, there were approximately 3.0 million common shares remaining on the current registration statement available for future sale. The Company agreed in the merger agreement with Health Care REIT that it would not issue any common shares under the DRIP prior to either the completion of the merger or the termination of the merger agreement.
     On September 12, 2005, the Company’s registration statement to issue and sell 1.2 million common shares from time to time in “at the market” equity offerings was declared effective by the SEC. There were no shares issued under this registration statement for the three months ended September 30, 2006. For the nine months ended September 30, 2006, there were approximately 89,000 shares issued for net proceeds of approximately $1.3 million. As of September 30, 2006, there were approximately 1.0 million shares remaining on this registration statement available for future sale. The Company agreed in the merger agreement with Health Care REIT that it would not issue any common shares under this registration statement prior to either the completion of the merger or the termination of the merger agreement.
     In April 2006, the Company sold approximately 2.3 million common shares at $14.80 per share raising approximately $32.3 million in net proceeds after underwriting discounts, commissions, and estimated offering expenses. With the proceeds of this offering, the Company repaid approximately $3.0 million of outstanding indebtedness under the Company’s secured revolving facility and approximately $4.0 million of outstanding indebtedness under the secured working capital line of credit on April 18, 2006. Additionally, the Company used a portion of the proceeds to repay some of its outstanding variable rate indebtedness. The underwriters had a 30-day option to purchase an additional 345,000 common shares to cover any over-allotments. On May 4, 2006, the underwriters exercised the over-allotment option to purchase 299,277 additional common shares in connection with the April 2006 offering of common shares for additional net proceeds of approximately $4.2 million after underwriting discounts, commissions and estimated offering expenses.
     On June 16, 2006, the Company filed a registration statement to register for future issuance and sale of an aggregate of $350 million in securities consisting of common and preferred shares of beneficial interest and debt securities.
13. SUBSEQUENT EVENTS
     On October 2, 2006, the Company completed the purchase of a medical office building for a purchase price of approximately $18.9 million. The building is located in Middletown, New York. The Company funded the purchase using approximately $11.7 million from its secured revolving credit facility with Huntington and the remainder with cash.
14. RECENT ACCOUNTING PRONOUNCEMENTS
     In June 2006, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), was issued for fiscal years beginning after December 15, 2006. This is an interpretation of SFAS No. 109, Accounting for Income Taxes. Upon evaluation, the Company has determined that the adoption of FIN 48 will not have a material impact on its financial statements.
     In September 2006, FASB issued FASB No. 157, Fair Value Measurements (“SFAS 157”), which is effective prospectively for the fiscal year beginning after November 15, 2007. SFAS 157 provides a single authoritative definition of fair value, a framework for measuring fair value, and requires additional disclosure about fair value measurements. Although the Company has not completed its analysis of SFAS 157, it is not expected to have a material impact.

     In September 2006, the Securities Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Qualifying Misstatements in Current Year Financial Statements (“SAB 108). SAB 108 provides guidance regarding the process of qualifying financial statement misstatements. In order to halt the current diversity in practice, SAB 108 recommends that registrants should quantify errors using both a balance sheet approach (the “iron curtain” method) and an income statement approach (the “rollover” approach). The balance sheet approach quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origination. The income statement qualifies a misstatement based on the amount of the error originating in the current year income statement, while ignoring the carryover effects of prior year misstatements. SAB 108 recommends that companies quantify an error under both the rollover and iron curtain approaches and by evaluating the materiality of the error measured under each approach. If deemed material, companies would be required to adjust their financial statements. SAB 108 is effective for the first fiscal year ending after November 15, 2006. The Company will adopt SAB 108 in the fourth quarter of 2006 and is in the process of assessing the impact on its results of operations, financial position and liquidity.
15. RECLASSIFICATIONS
     Certain 2005 balances have been reclassified to conform to the 2006 presentation.